Exhibit 99.1

Gordmans Stores, Inc. Announces Fourth Quarter 2014 Results

Fourth Quarter Net Sales Increased 1.9%;

Fourth Quarter Diluted EPS of $0.12 Exceeded Guidance Range of $0.05 - $0.08

Omaha, Nebraska (March 19, 2015) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its fourth quarter (thirteen weeks) and fiscal year (fifty-two weeks) ended January 31, 2015.

Fourth Quarter Highlights

•	Net sales increased 1.9% to $203.9 million compared to $200.0 million in the thirteen weeks ended February 1, 2014.

•	Diluted earnings per share were $0.12, which exceeded the guidance range of $0.05 to $0.08.

Fiscal Year 2014 Highlights

•	Net sales increased 2.4% to $634.6 million compared to $619.6 million in the fifty-two weeks ended February 1, 2014.

•	Six new stores were opened in five new markets, including two new states, and one store relocated.

“Our fourth quarter earnings per share exceeded our guidance range due to sales near the high end of guidance, combined with favorable operating expense performance,” commented Andy Hall, President and Chief Executive Officer. “Net sales for the fourth quarter increased 1.9% while comparable store sales decreased 2.7%, which represents a significant improvement from our comparable store sales trend entering the fourth quarter. We ended the year with inventories in great shape from a quantitative and qualitative perspective. Our less than 60 day aged inventory was 14 percentage points better than last year and comparable store inventory was down 10% to last year. In addition, we significantly improved our financial health by increasing our free cash flow by $30 million, decreasing working capital by 56% and reducing outstanding debt by 21%.”

Hall continued, “While we are pleased with our fourth quarter progress, we still have significant improvement to make to return the Company to consistent positive comparable store sales growth and profitability. We continue to work on a number of strategic initiatives, including the mid-year launch of ecommerce, modifying our marketing focus to leverage our guest loyalty program, optimizing our supply chain and continuing to expand our store base.”

Fourth Quarter Financial Results

Net sales for the fourth quarter ended January 31, 2015 increased 1.9% to $203.9 million from $200.0 million for the fourth quarter ended February 1, 2014. Comparable store sales decreased by 2.7%.

Gross profit increased by 0.2% to $76.8 million, or 37.7% of net sales, from $76.7 million, or 38.3% of net sales, in the fourth quarter of fiscal 2013. The 65 basis point reduction in gross margin was due to a lower initial mark-up and higher markdowns.

Selling, general and administrative costs were $72.0 million, or 35.3% of net sales, compared to $71.3 million, or 35.6% of net sales, in the fourth quarter of fiscal 2013. As a percentage of net sales, the decrease in expenses was primarily attributable to lower marketing expenses and lower store payroll expenses, partially offset by labor and cost inefficiencies associated with the new distribution center and increased depreciation expense.

Interest expense decreased from $1.4 million to $1.1 million in the fourth quarter of fiscal 2014 due to a paydown of a portion of our senior term loan in November 2014.

Income tax expense was $1.5 million compared to $1.3 million in the fourth quarter of fiscal 2013. The effective rate for 2013 differed from the federal and state statutory rates due to federal tax credits and a lower federal tax bracket based on the Company’s taxable income.

Net income for the fourth quarter of fiscal 2014 was $2.3 million, or $0.12 per diluted share, compared to net income of $2.7 million, or $0.14 per diluted share, in the fourth quarter of fiscal 2013.

Fiscal Year 2014 Financial Results

Net sales for the fifty-two week fiscal year ended January 31, 2015 increased 2.4% to $634.6 million compared to net sales of $619.6 million for the fifty-two week fiscal year ended February 1, 2014. Comparable store sales for fiscal year 2014 decreased 4.8%. Gross profit increased by 0.9% to $264.3 million, or 41.7% of net sales, from $261.9 million, or 42.3% of net sales, in the prior year. Selling, general and administrative costs were $265.3 million, or 41.8% of net sales, compared to $247.1 million, or 39.9% of net sales, in the prior year and interest expense was $5.0 million compared to $2.5 million in the prior year. The net loss for fiscal year 2014 was $3.5 million, or a loss of $0.18 per diluted share, compared to net income of $8.0 million, or $0.41 per diluted share, in fiscal year 2013.

New Stores

In 2014, the Company opened six new stores, entered two new states, Michigan and Texas, and relocated an existing store. The Company also closed two existing stores and ended the year operating 97 stores. In 2015, the Company plans to open 6 new stores, two of which opened in the Cleveland, OH MSA earlier this month. The Company also plans to close one store later this year when the lease term expires.

Amended Credit Agreements

On November 14, 2014, the Company amended its $45 million senior term loan and its $80 million revolving credit facility and paid down $15 million on its senior term loan using borrowings from the revolving line of credit facility. The Company continues to maintain significant excess availability on its revolving line of credit and expects interest savings as a result of paying down a portion of the term loan to be approximately $0.8 million in fiscal 2015.

First Quarter Outlook

For the first quarter of fiscal year 2015, the Company expects net sales to be between $144 and $148 million, which reflects a flat to low-single digit comparable store sales decrease. The Company expects gross profit margin to be consistent with last year as it continues its strategy of accelerating permanent markdowns to clear slower moving seasonal merchandise versus last year’s cadence. Selling, general and administrative expenses are expected to leverage in the first quarter. The Company projects a diluted loss per share in the range of ($0.06) to ($0.02). The weighted average diluted share count is expected to be approximately 19.4 million.

Conference Call Information

A conference call to discuss fourth quarter financial results is scheduled for today, March 19, 2015 at 4:30 p.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) is an everyday value priced department store featuring a large selection of name brands and the latest fashions and styles at up to 60 percent off department and specialty store prices. The wide range of merchandise includes apparel and footwear for men, women and children, as well as accessories, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans currently operates 99 stores in 22 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income <loss>, comparable store sales, diluted earnings <loss> per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our ability to attract and retain talent and (7) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	January 31, 2015	February 1, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,634	$5,759
Accounts receivable	3,930	2,755
Landlord receivable	1,559	4,716
Income taxes receivable	8,525	3,809
Merchandise inventories	94,470	94,711
Deferred income taxes	2,895	2,815
Prepaid expenses and other current assets	8,535	8,361

Total current assets	127,548	122,926
PROPERTY AND EQUIPMENT, net	91,601	76,393
INTANGIBLE ASSETS, net	1,820	1,906
OTHER ASSETS, net	5,908	5,762

TOTAL ASSETS	$226,877	$206,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$64,349	$42,561
Accrued expenses	31,353	28,748
Current portion of long-term debt	12,463	7,813

Total current liabilities	108,165	79,122

NONCURRENT LIABILITIES:
Long-term debt, less current portion	28,827	44,437
Deferred rent	35,381	31,591
Deferred income taxes	15,636	9,553
Other liabilities	381	479

Total noncurrent liabilities	80,225	86,060

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	20	19
Additional paid-in capital	53,870	53,795
Accumulated deficit	(15,403)	(12,009)

Total stockholders’ equity	38,487	41,805

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$226,877	$206,987

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share Data)

	13 Weeks Ended January 31, 2015 (Unaudited)	13 Weeks Ended February 1, 2014 (Unaudited)	52 Weeks Ended January 31, 2015 (Unaudited)	52 Weeks Ended February 1, 2014
Net sales	$203,906	$200,023	$634,620	$619,559
License fees from leased departments	2,163	1,982	8,608	7,828
Cost of sales	(129,240)	(125,330)	(378,883)	(365,463)

Gross profit	76,829	76,675	264,345	261,924
Selling, general and administrative expenses	(71,956)	(71,298)	(265,276)	(247,131)

Income / (loss) from operations	4,873	5,377	(931)	14,793
Interest expense, net	(1,110)	(1,352)	(4,998)	(2,482)

Income / (loss) before taxes	3,763	4,025	(5,929)	12,311
Income tax (expense) / benefit	(1,467)	(1,293)	2,453	(4,298)

Net income / (loss)	$2,296	$2,732	$(3,476)	$8,013

Basic earnings / (loss) per share	$0.12	$0.14	$(0.18)	$0.42
Diluted earnings / (loss) per share	$0.12	$0.14	$(0.18)	$0.41

Basic weighted average shares outstanding	19,366,853	19,351,386	19,360,478	19,288,623
Diluted weighted average shares outstanding	19,366,853	19,355,766	19,360,478	19,345,308

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Year Ended January 31, 2015 (Unaudited)	Year Ended February 1, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$(3,476)	$8,013
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation and amortization expense	13,698	9,841
Amortization of deferred financing fees	620	499
Loss on retirement/sale of property and equipment	435	—
Deferred income taxes	6,003	119
Deferred tax asset shortfall related to share-based compensation	(272)	—
Share-based compensation expense	362	1,250
Net changes in operating assets and liabilities:
Accounts, landlord and income taxes receivable	(2,734)	856
Merchandise inventories	241	(16,705)
Prepaid expenses and other current assets	83	(1,809)
Other assets	(52)	(1,206)
Accounts payable	21,788	8,350
Deferred rent	3,790	9,594
Accrued expenses and other liabilities	4,694	2,013

Net cash provided by operating activities	45,180	20,815

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(42,862)	(60,133)
Proceeds from sale-leaseback transactions	12,064	23,812
Cash received on sale of property and equipment	73	—
Proceeds from insurance settlement	39	—

Net cash used in investing activities	(30,686)	(36,321)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(71)	(69,682)
Borrowings on revolving line of credit	211,350	61,973
Repayments on revolving line of credit	(207,566)	(54,723)
Payment of long-term debt	(15,603)	(189)
Proceeds from senior term loan	—	45,000
Debt issuance costs	(714)	(2,022)
Repurchase of common stock	(15)	(52)
Proceeds from the exercise of stock options	—	136

Net cash used in financing activities	(12,619)	(19,559)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,875	(35,065)
CASH AND CASH EQUIVALENTS, Beginning of period	5,759	40,824

CASH AND CASH EQUIVALENTS, End of period	$7,634	$5,759

Company Contact:	Investor Relations:
Mike James	ICR, Inc.
Chief Financial Officer	Brendon Frey
(402) 691-4126	(203) 682-8200